Exhibit 99.(g)(1)(ix)

FOURTH AMENDMENT AGREEMENT

Amending the terms of the

Supplement to the Custody Agreement

Hong Kong — China — Connect Service

This Amendment Agreement, made as of April 30, 2021 (“Effective Date”), is made by and between Baillie Gifford Funds, a Massachusetts business trust (“BG Funds”) and The Bank of New York Mellon (“BNYM”).

WITNESSETH:

BG Funds and BNYM entered into a Supplement to the Custody Agreement, Hong Kong — China — Connect Service on April 25, 2019, as amended (the “Supplement”).

The parties now wish to amend Appendix A to the Supplement to include a new series of BG Funds, namely Baillie Gifford U.S. Discovery Fund.  By executing this Amendment Agreement, the parties hereby agree to be bound by all terms of the Supplement as herein amended, with effect from the date hereof.

NOW, THEREFORE, the parties wish to amend the Supplement as follows:

1.              Appendix A

Appendix A shall be deleted in its entirety and replaced with the Appendix A annexed hereto.

2.              Signatures; Counterparts. The parties expressly agree that this Amendment Agreement may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of Amendment Agreement, by a manual signature on a copy of Amendment Agreement transmitted by facsimile transmission, by a manual signature on a copy of Amendment Agreement transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of Amendment Agreement by electronic, digital or other technological methods.  Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument.  The exchange of executed counterparts of this Amendment Agreement or of executed signature pages to counterparts of this Amendment Agreement, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment Agreement and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment Agreement.

IN WITNESS WHEREOF,  each of the parties hereto has caused this Amendment Agreement to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment Agreement by Electronic Signature, affirms authorization to execute this Amendment Agreement by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment Agreement and an agreement with its terms.

BAILLIE GIFFORD FUNDS	/s/ Julie Paul
Name: Julie Paul Authority: Vice President, Baillie Gifford Funds For and on behalf of Baillie Gifford Funds Separately and not jointly on behalf of each series listed on Appendix A hereto

THE BANK OF NEW YORK MELLON	/s/ Robert Jordan

Name: Robert Jordan

Authority: Director

Appendix A

Client	Service [Both the China Connect Listed Stock and China Connect Bonds]

Baillie Gifford Asia Ex Japan Fund

Baillie Gifford China A Shares Growth Fund

Baillie Gifford Developed EAFE All Cap Fund

Baillie Gifford EAFE Plus All Cap Fund

Baillie Gifford Emerging Markets Equities Fund

Baillie Gifford Global Alpha Equities Fund

Baillie Gifford Global Stewardship Equities Fund

Baillie Gifford International All Cap Fund

Baillie Gifford International Alpha Fund

Baillie Gifford International Concentrated Growth Equities Fund

Baillie Gifford International Growth Fund

Baillie Gifford International Smaller Companies Fund

Baillie Gifford Japan Growth Fund

Baillie Gifford Long Term Global Growth Fund

Baillie Gifford Multi Asset Fund

Baillie Gifford Positive Change Equities Fund

Baillie Gifford U.S. Discovery Fund

Baillie Gifford U.S. Equity Growth Fund